                                                                    EXHIBIT 99.1

                          KOLL ARCADIA INVESTORS, LLC
                            4343 VON KARMAN AVENUE
                            NEWPORT BEACH, CA 92660

                                                                October 9, 1996

Santa Anita Realty Enterprises, Inc.
Santa Anita Operating Company
Boards of Directors
285-301 West Huntington Drive
Arcadia, CA 91066-6014

Gentlemen:

  Koll Arcadia Investors, LLC ("KAI") has been carefully following the recent proposed transactions between Colony Investments II ("Colony") and The Santa Anita Companies (the "Companies")--Santa Anita Realty Enterprises, Inc. ("Realty") and Santa Anita Operating Company ("Operating"). Based on a thorough review of the limited information available to the public, we believe these transactions are not in the best interests of the stockholders of the Companies. Public statements by some of your largest stockholders indicate they, too, share this conclusion.

  Therefore, as an affiliate of a significant stockholder, we are providing an alternative recapitalization plan for the Boards' consideration. We believe our plan provides superior value for the owners of the Companies, as compared with the proposed Colony transactions.

  There are several elements of the Colony transactions that we find particularly troubling:

  . Control of the Companies is effectively being transferred to Colony, yet no cash is to be paid to current stockholders.

  . Control is being transferred to Colony for an investment of only $12.7 million or $12.98 per paired share. To cede control for such a nominal amount (relative to the capital base of the Companies) is highly unusual; to transfer such control at a share price that is a significant discount to market value is even more extraordinary.

  . Board approval of the Colony transactions--a decision dramatically affecting the future of the Companies--apparently was made absent consideration of any alternative proposals.

  . Further dilution of current stockholders' value is ensured by the grant of a long-term, fixed, below-market option to Colony to acquire up to 45% of the Companies. This option structure deprives current stockholders of the ability to participate in the value of existing assets, particularly because it gives current stockholders no rights to invest on the same terms as Colony.

  The KAI proposal, on the other hand, is designed to provide significantly greater value to stockholders, both at the conclusion of the transactions and over the longer term. We estimate the value of this transaction to be in excess of $19 per share to the existing stockholders, with the vast majority of that coming in cash in the form of an immediate dividend. The primary components and benefits of our proposal include:

  . An up-front cash dividend of $14.00 per paired common share to current stockholders of the Companies--which we anticipate should be substantially tax-free for federal income tax purposes. (To maximize the amount of the dividend on the common stock, and because terms of Colony's Series A

     Preferred Stock have not been publicly filed in Delaware, we have not assumed payment of any amount on Colony's Preferred Shares.)

  . An investment of $50 million by KAI, which is nearly four times that of Colony's $12.7 million and represents a valuation premium of approximately 46% over the $12.98 per paired share paid by Colony.

  . An opportunity for stockholders to participate in future investments, on the same terms as KAI, through rights offerings (whereas the Colony transactions grant only Colony the opportunity to make additional investments on advantageous and dilutive terms). However, under KAI's plan, stockholders will not be obligated to invest additional funds if they do not choose to do so; KAI is prepared to serve as a standby purchaser for such rights offerings. We estimate the value of these rights to be at least an additional $2.00 per paired share.

  The following is an outline of our proposal:

KAI INVESTMENT:     KAI will make an initial cash investment in the Companies
                    of at least $50 million. This investment will be based on a price per paired share of $17.00, less the $14.00 per paired share paid to current stockholders as a special dividend (the "Dividend"). Thus, KAI will acquire
                    16,667,000 newly issued paired shares and newly created operating partnership units, as described below. Each current stockholder will receive $14.00 per paired share in cash and will continue to hold shares with a current value of at least approximately $3.00 per paired share and the ability to continue to participate in an exceptional opportunity for growth and increased value.

                    In connection with KAI's initial investment, Realty would contribute to a newly formed limited liability entity (the "Realty OP") substantially all of the properties and assets of Realty, subject to substantially all of the liabilities of Realty, and Operating would contribute to a newly formed limited liability entity (the "Operating OP") substantially all of its properties and operating assets, subject to substantially all of its liabilities. Units of the Ops to be issued to KAI will be exchangeable, together but not separately, for shares of the paired common stock of Realty and Operating equivalent to the percentage ownership of the OPs represented by the units tendered. Any exchange of units of the OPs for shares of the paired common stock will be subject to the prohibition against any issuance of shares that would cause Realty to fail to satisfy the REIT tests.

INITIAL DIVIDEND:   KAI will ensure that its initial investment, together with the proceeds of an anticipated financing, will be sufficient to pay the Dividend. The Dividend will be paid to all stockholders other than KAI. In exchange for its investment, KAI will receive (i) newly issued paired shares representing ownership in Realty and Operating which, when aggregated with paired shares currently owned by KAI and its affiliates, will give KAI and its affiliates an ownership interest of approximately 9.8% and
                    (ii) interests in the Realty OP and the Operating OP equal in value (based on the convertibility of each OP unit into one share) to the balance of KAI's investment.

RIGHTS OFFERING:    In order to allow all stockholders to participate in
                    attractive investment opportunities without dilution, subject to applicable securities laws, KAI will cause the Companies to issue rights (the "Rights") within six months of the Closing to purchase an aggregate of $50 million of equity in the Companies to all stockholders. The Rights, which may be issuable in series, will provide that all stockholders (including KAI) will be entitled to purchase one new paired share of the Companies at a price of $2.00 for each paired share they own at the time of the rights issuance at any time through 1998. KAI believes that the value of each Right will be at least $2.00 per existing paired share. KAI is prepared to serve as a standby purchaser for such Rights offerings. Following completion of the Rights offerings, KAI will invest up to an additional $100 million in the Companies if sufficient capital is not otherwise available to the Companies to take advantage of attractive investment opportunities.

GOVERNANCE:          The Boards of Directors of the Companies will include a
                     majority of KAI nominees. KAI will support the election of up to three existing directors to serve as independent directors to ensure continuity in representation of public stockholders.

                     KAI, or an affiliate, will serve as the managing general partner of each of the Ops.

SPONSORSHIP:         KAI has been formed by Donald M. Koll ("Koll") and Apollo
                     Real Estate Investment Fund II, L.P. ("Apollo"). As
                     Chairman and founder of The Koll Company and its many affiliated companies, Donald Koll has successfully created a network of companies that invest, develop, construct, finance and manage real estate throughout the United States, Mexico and Asia. These real estate investments began in the early 1960's and Koll operations are now all headquartered in Newport Beach, California.
                     For 35 years, Koll has developed institutional quality industrial parks, office buildings, shopping centers and public facilities in partnership with, or on behalf of, major corporations, financial institutions and governmental agencies. Koll's efforts in master planning also include significant expertise in mixed use projects in the Southwest U.S. and Mexico. Apollo is a private investment fund managed by affiliates of Apollo Real
                     Estate Advisors, a New York-based investment management firm. Apollo has committed capital of in excess of $500 million which it invests in real estate assets and companies and related operating businesses. Since 1993, the principals of Apollo have successfully invested approximately $800 million of equity in over 60 real estate-related transactions with a total capitalization in excess of $3 billion.

FUTURE OPERATIONS

  KAI is committed to pursuing a program of intensive managerial focus to maximize stockholder realization on existing core assets. This will include a strategic review of enhancing the parimutuel operations, particularly related to the potential for increasing brand equity and realization of operating efficiencies and revenue potential through joint marketing of the simulcast product with other California tracks. KAI has been in contact with recognized industry experts and intends to continue to seek the assistance of major constituents in finalizing an optimal approach to enhancing the value of Santa Anita's racing product.

  KAI also intends to analyze carefully the development potential of excess acreage at Santa Anita and put forward a development plan which is both economically viable and sensitive to the concerns of the residents and elected officials of Arcadia. Koll has developed an excellent reputation for community interaction, environmental sensitivity, thoughtful planning and balanced economic analysis to create projects that meet the objectives of the numerous constituents concerned with the development process.

  Finally, KAI intends to maximize the value of the paired share format by pursuing acquisitions, mergers, joint ventures, and other business arrangements with real estate intensive operating businesses. KAI intends to focus both on asset transactions, and, opportunities to invest in, or with, public and/or private companies. Due to the superior transaction flow experienced by both Apollo and Koll, KAI is highly confident in its ability to rapidly grow the assets of the company in a manner that is accretive to all stockholders.

  This proposal is subject to negotiation and execution of mutually acceptable definitive documentation and to confirmation by KAI of the information contained in the publicly-filed documents of Realty and Operating and that neither Company has suffered a material adverse change in its business or prospects since June 30, 1996.

  This proposal provides your stockholders with substantially more value than the Colony proposal, both initially, and over time. KAI is committed to pursuing this transaction and hopes to work cooperatively with you to enhance stockholder value. KAI looks forward to discussing this proposal with you and will be calling you shortly to arrange a time to discuss its proposal in detail.

                                       Very truly yours,

                                       KOLL ARCADIA INVESTORS, LLC

                                       Donald M. Koll